Exhibit (h)(22)

Rule 12d1-4 Fund of Funds Investment Management Agreement

Schedule B

Effective 1/19/22

Excluded Funds under Trust I

Invesco Global Listed Private Equity ETF (PSP)

Invesco Dow Jones Industrial Average Dividend ETF (DJD)
Invesco Zacks Mid-Cap ETF (CZA)

Invesco Zacks Multi-Asset Income ETF (CVY)
Invesco Raymond James SB-1 Equity ETF (RYJ)
Invesco S&P Spin-Off ETF (CSD)

Excluded Funds under Trust II

Invesco CEF Income Composite ETF (PCEF)

Invesco Alerian Galaxy Blockchain Users and Decentralized Commerce ETF (BLKC)
Invesco Alerian Galaxy Crypto Economy ETF (SATO)

Invesco KBW High Dividend Yield Financial ETF (KBWD)

Excluded Funds under Invesco Actively Managed Exchange-Traded Fund Trust

Invesco Balanced Multi-Asset Allocation ETF (PSMB)
Invesco Conservative Multi-Asset Allocation ETF (PSMC)
Invesco Growth Multi-Asset Allocation ETF (PSMG)

Invesco Moderately Conservative Multi-Asset Allocation ETF (PSMM)
Invesco Ultra Short Duration ETF (GSY)

Invesco Total Return Bond ETF (GTO)

Excluded Funds under Invesco Exchange-Traded self-Indexed Fund Trust

Invesco Defensive Equity ETF (DEF)

Important Information

Not a Deposit Not FDIC Insured Not Guaranteed by the Bank May Lose Value Not Insured by any Federal Government Agency

There are risks involved with investing in ETFs, including possible loss of money. Index-based ETFs are not actively managed. Actively managed ETFs do not necessarily seek to replicate the performance of a specified index. Both index-based and actively managed ETFs are subject to risks similar to stocks, including those related to short selling and margin maintenance. Ordinary brokerage commissions apply. The Fund’s return may not match the return of the Index. The Funds are subject to certain other risks. Please see the current prospectus for more information regarding the risk associated with an investment in the Funds.

Shares are not individually redeemable and owners of the Shares may acquire those Shares from the Fund and tender those Shares for redemption to the Fund in Creation Unit aggregations only, typically consisting of 10,000, 20,000, 25,000, 50,000, 75,000, 80,000, 100,000, 150,000 or 200,000 Shares.

Before investing, investors should carefully read the prospectus/summary prospectus and carefully consider the investment objectives, risks, charges and expenses. For this and more complete information about the Fund call 800 983 0903 or visit invesco.com for the prospectus/summary prospectus.

Note: Not all products available through all firms.